EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2014
THIRD QUARTER RESULTS

•	Revenues and Earnings Exceed Guidance;

•	Diverse Product Mix Continues to Drive Strong Gross Margins

FLANDERS, NEW JERSEY (November 3, 2014) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and Advanced Packaging facilities, today announced financial results for the third quarter of 2014.

2014 Third Quarter Highlights:

•	Third quarter revenue of $47.0 million was an increase of 9 percent over the 2014 second quarter revenue and exceeded guidance.

•	Third quarter GAAP net loss was $998 thousand, or $(0.03) per diluted share, impacted by income tax adjustments.

•	Non-GAAP net income was $3.5 million, or $0.10 per diluted share, significantly higher than third quarter guidance.

•	Lithography and software sales contributed to strong 53 percent gross margins.

“Our results for the third quarter were significantly better than expected,” noted Paul F. McLaughlin, chairman and chief executive officer, “demonstrating Rudolph’s continuing leadership in providing comprehensive solutions for today’s most advanced wafer-level chip-scale packaging processes. This is further confirmation of the strength of our differentiated business model, in which we target selected front-end and back-end higher growth markets. The result is a broad and expanding customer base with a more balanced product portfolio across all industry cycles. We saw continuing strength in back-end demand in the latter part of the quarter, and had significant contributions from our Lithography and Software products. In fact, we see 2014 being a record revenue year for our Data Analysis and Review software.

“During the third quarter, we shipped a JetStep® G System for flat panel display lithography. The order was received in the fourth quarter of 2013 and came from an existing customer, who is presently using Rudolph’s lithography systems in volume production and continues to see new capacity needs that require our lithography systems. We also received a volume order from one of Taiwan’s providers of independent semiconductor manufacturing services in assembly and test (OSAT), including multiple NSX® systems for 2D macro defect inspection, the Wafer Scanner™ system for 3D inspection and bump height metrology, and Discover® software for yield optimization. In addition, providing further validation of our technology, the SUNY College of Nanoscale Science and Engineering, Albany, NY, selected our Discover Enterprise™ Yield Management Software to provide an integrated data warehouse and analytics system for the Global 450 Consortium equipment development program, which will be used to combine all types of manufacturing data from defect, metrology, process, test and wafer tracking into a single system for comprehensive analysis. Lastly, building on our expertise in acoustic metrology developed for our industry-standard MetaPULSE® systems used for front-end metal film metrology, we recently announced the availability of Rudolph’s new patented SONUS™ Technology, designed for measuring thick films and film stacks used in copper pillar bumps and for detecting defects, such as voids, in through silicon vias (TSVs). Copper pillar bumps and TSVs are key enabling technologies in the rapidly growing field of advanced packaging, where 2.5D and 3D assembly methods are helping drive the More than Moore roadmap. Rudolph has collaborated with TEL NEXX specifically to develop pillar bump and TSV plating process control based on SONUS Technology.”

Mr. McLaughlin concluded, “Looking ahead, our confidence remains high for a solid Q4 and a strong 2015. Our front-end business is beginning to strengthen, fueled by demand for our thin film metrology products; and while there is evidence of seasonal weakening that we traditionally see in the back-end, it is somewhat mitigated by strong MetaPULSE system demand in the fourth quarter. Our expanding portfolio of equipment and software solutions includes macro defect inspection, probe card test and analysis, thin film metrology, and most recently, advanced packaging lithography systems; and our position as a total value-added solutions provider has further strengthened, resulting in a rich and substantially stronger advanced technology portfolio that has more than doubled in product offerings over the last five years. We are confident that our chosen markets will benefit from both cyclical and sector growth, comprised of strong demand for our expanding package of leading-edge solutions.”

Third Quarter 2014 Financial Results
Third quarter revenue totaled $47.0 million, a 9 percent increase when compared with $43.0 million for the 2014 second quarter. During the third quarter, international sales represented approximately 58 percent of revenue, while domestic sales accounted for 42 percent. In the 2014 second quarter, international sales represented approximately 77 percent of revenue and domestic sales accounted for 23 percent.

Gross margin was 53 percent of revenues in the 2014 third quarter, compared to 54 percent in the second quarter. The third quarter gross margin was impacted by lower software sales, which represented 12 percent of revenues in the quarter. In addition, the third quarter included a lithography sale to the flat panel industry that contributed to the strong gross margins.

Operating expenses for the third quarter of 2014 totaled $20.5 million, a decrease of $12.3 million from $32.8 million in the 2014 second quarter. R&D expenses for the third quarter totaled $9.6 million, compared with $10.8 million in the 2014 second quarter. S,G&A expenses for the third quarter totaled $10.3 million, compared with $21.3 million in the second quarter of 2014. The decrease in operating expenses was primarily due a reduction in legal expenses after a patent infringement judgment against the Company was recorded in the second quarter. Also contributing to the decrease was lower compensation and R&D project costs in the quarter.

GAAP net loss for the third quarter of 2014 was $998 thousand, or $(0.03) per diluted share, compared with a net loss of $4.4 million, or $(0.13) per diluted share, for the second quarter of 2014. The third quarter GAAP net loss included $2.3 million in non-GAAP charges as detailed in the attached Reconciliation of GAAP to Non-GAAP Financial Measures. Excluding those items, third quarter 2014 net income was $3.5 million, or $0.10 per diluted share, compared to $1.4 million, or $0.04 per diluted share, in the 2014 second quarter.

Balance Sheet Strength
At September 30, 2014, cash and marketable securities totaled $162.5 million, a decrease of $14.8 million from $177.3 million at the end of the 2014 second quarter. The decrease in cash was due to payments related to the patent infringement judgment against the Company and cash used for the Company’s stock repurchase program. Accounts receivable decreased slightly to $50.0 million and inventory increased slightly to $65.8 million as of September 30, 2014. Working capital ended the September quarter at $266.2 million.

Conference Call
Rudolph Technologies will discuss its 2014 third quarter results and other matters on a conference call it is hosting today at 4:30 PM EST. To access the live conference call, please dial (855) 877-0343 and reference Conference ID# 18362400. A live audio webcast will also be available to investors on the Company’s website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph’s website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, restructuring expenses and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:
Investors:
Steven R. Roth
Senior Vice President & CFO
973.448.4302
steven.roth@rudolphtech.com

Guerrant Associates
Laura Guerrant-Oiye
Principal
808.882.1467
lguerrant@guerrantir.com

Trade Press:
Amy Pauling
952.259.1794
amy.pauling@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	September 30, 2014	December 31, 2013
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$162,485	$167,372
Accounts receivable, net	49,969	53,437
Inventories	65,829	61,351
Prepaid and other assets	23,774	14,804
Total current assets	302,057	296,964
Net property, plant and equipment	12,244	13,058
Intangibles	32,052	34,017
Other assets	28,847	27,323
Total assets	$375,200	$371,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$17,127	$12,772
Other current liabilities	18,743	18,918
Total current liabilities	35,870	31,690
Senior convertible notes	53,997	51,751
Other non-current liabilities	9,657	8,918
Total liabilities	99,524	92,359
Stockholders’ equity	275,676	279,003
Total liabilities and stockholders’ equity	$375,200	$371,362

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

Revenues	$46,960	$44,044	$131,627	$131,753
Cost of revenues	22,000	21,574	61,794	63,894
Gross profit	24,960	22,470	69,833	67,859
Operating expenses:
Research and development	9,631	10,455	30,477	30,372
Selling, general and administrative	10,262	10,054	42,328	30,825
Amortization	567	666	1,907	1,930
Total operating expenses	20,460	21,175	74,712	63,127
Operating income (loss)	4,500	1,295	(4,879)	4,732
Interest expense, net	1,328	1,262	3,950	3,671
Other (income) expense	337	(4)	372	(53)
Income (loss) before income taxes	2,835	37	(9,201)	1,114
Provision (benefit) for income taxes	3,833	(215)	(3,067)	(290)
Net income (loss)	$(998)	$252	$(6,134)	$1,404

Net income (loss) per share:

Basic	$(0.03)	$0.01	$(0.18)	$0.04
Diluted	$(0.03)	$0.01	$(0.18)	$0.04

Weighted average shares outstanding:

Basic	33,237	32,897	33,205	32,727
Diluted	33,237	33,426	33,205	33,337

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013

GAAP operating income (loss)	$4,500	$1,295	$(4,879)	$4,732
Non-GAAP adjustments:
Acquisition related expenses	—	—	773	—
Amortization of intangibles	567	666	1,907	1,930
Litigation costs	142	458	10,377	977
Restructuring expenses	—	—	413	—
Share-based compensation	1,579	1,081	4,741	3,035
Total non-GAAP adjustments	2,288	2,205	18,211	5,942
Non-GAAP operating income	$6,788	$3,500	$13,332	$10,674

GAAP net income (loss)	$(998)	$252	$(6,134)	$1,404
Total non-GAAP adjustments	2,288	2,205	18,211	5,942
Income tax effect of non-GAAP adjustments (1)	2,194	(322)	(6,172)	(1,630)
Non-GAAP net income	$3,484	$2,135	$5,905	$5,716

Net income per share:
Basic	$0.10	$0.06	$0.18	$0.17
Diluted	$0.10	$0.06	$0.18	$0.17

1) For the nine month periods ended September 30, 2014 and 2013, the non-GAAP adjustments were taxed at a marginal tax rate of 33.9% and 27.4%, respectively.
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